[Exhibit 99.1 - Press Release]

PREMIER ANNOUNCES AUGUST PLAYERS GRILLE UNIT SAME STORE SALES COMPS INCREASE 46%

Tampa, Florida - September 16, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) announces that comparable same store restaurant sales at its wholly-owned Players Grille subsidiary increased 46.0% during the month of August 2005 compared with August 2004. Also, the number of customers, measured by overall check counts, increased 67.5% during August.

These increases follow comparable same store restaurant sales increases and check count increases for the three-months ended June 30, 2005 of 45.0% and 55.2%, respectively. For the three-months ended March 31, 2005 the increases were 14.8% and 20.1%, respectively. For July the increases were 40.9% and 57.0%, respectively.

Michael Hume, Players Grille's General Manager, stated, "During August 2005 we continued our trend of increasing same store sales. A significant portion of the increase in sales came from increases in sales of bottle beer, draft beer and liquor of 273.5%, 90.5% and 182.0%, respectively. These products carry significantly higher margins compared to food sales. Additionally, we are now in the beginning of football season where we typically experience our best sales results of the year."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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